EXHIBIT 99.1

PRESSRELEASE www.helixesg.com

Helix Energy Solutions Group, Inc. ●	3505 W. Sam Houston Parkway N., Suite 400	●	Houston, TX 77043	●	281-618-0400	●	fax: 281-618-0505

For Immediate Release							22-019

Date: October 24, 2022	Contact:	Erik Staffeldt
Executive Vice President & CFO

Helix Reports Third Quarter 2022 Results

HOUSTON, TX – Helix Energy Solutions Group, Inc. (“Helix”) (NYSE: HLX) reported a net loss1 of $18.8 million, or $(0.12) per diluted share, for the third quarter 2022 compared to net losses of $29.7 million, or $(0.20) per diluted share, for the second quarter 2022 and $19.0 million, or $(0.13) per diluted share, for the third quarter 2021.  Helix reported adjusted EBITDA2 of $52.6 million for the third quarter 2022 compared to $16.8 million for the second quarter 2022 and $26.5 million for the third quarter 2021.

For the nine months ended September 30, 2022, Helix reported a net loss of $90.5 million, or $(0.60) per diluted share, compared to a net loss of $35.6 million, or $(0.24) per diluted share, for the nine months ended September 30, 2021.  Adjusted EBITDA for the nine months ended September 30, 2022 was $71.9 million compared to $87.5 million for the nine months ended September 30, 2021.  The table below summarizes our results of operations:

Summary of Results

($ in thousands, except per share amounts, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2022	9/30/2021	6/30/2022	9/30/2022	9/30/2021
Revenues	$272,547	$180,716	$162,612	$585,284	$506,072
Gross Profit (Loss)	$39,215	$3,000	$(1,354)	$19,252	$20,754
	14%	2%	(1)%	3%	4%
Net Loss[1]	$(18,763)	$(19,043)	$(29,699)	$(90,493)	$(35,630)
Diluted Loss Per Share	$(0.12)	$(0.13)	$(0.20)	$(0.60)	$(0.24)
Adjusted EBITDA[2]	$52,568	$26,532	$16,759	$71,853	$87,512
Cash and Cash Equivalents[3]	$162,268	$237,549	$260,595	$162,268	$237,549
Net Debt [4]	$98,807	$(4,338)	$4,010	$98,807	$(4,338)
Cash Flows from Operating Activities	$24,650	$28,712	$(5,841)	$1,396	$121,252
Free Cash Flow[2]	$21,847	$28,138	$(7,405)	$(3,594)	$113,917

Owen Kratz, President and Chief Executive Officer of Helix, stated, “We have been forecasting a stronger second half of 2022 and as evidenced by our strong results, we are off to a very good start.  Our third quarter 2022 results improved significantly over the prior quarter, a combination of a stronger oil and gas market, seasonally high offshore activity, and the inclusion of Helix Alliance in our operating results for the quarter.  Our bottom line was negatively impacted by the strengthening of the U.S. dollar affecting our foreign operating results and generating unrealized non-cash foreign currency losses during the quarter.  We expect to continue the positive momentum in our operating results into the fourth quarter with continued strong performance in the Gulf of Mexico and North Sea.  Additionally, with our recent contract extension for the Siem Helix 2 and the planned commencement of the Siem Helix 1 on a two-year P&A campaign, further improvements are expected in Brazil towards the end of the fourth quarter and beyond.  As we maximize production for our customers and our late life properties, with our focused growth in the renewables market and the expansion of our decommissioning capabilities, we continue to execute our strategy to position Helix as a preeminent offshore Energy Transition company.”

(

[1] Net loss attributable to common shareholders
[2] Adjusted EBITDA and Free Cash Flow are non-GAAP measures; see reconciliations below
[3] Excludes restricted cash of $2.5 million as of 9/30/22 and 6/30/22 and $71.3 million as of 9/30/21
[4] Net debt is calculated as long-term debt (including current maturities of long-term debt) less cash and cash equivalents and restricted cash

Segment Information, Operational and Financial Highlights

($ in thousands, unaudited)

	Three Months Ended			Nine Months Ended
	9/30/2022	9/30/2021	6/30/2022	9/30/2022	9/30/2021
Revenues:
Well Intervention	$143,925	$131,314	$106,291	$356,583	$397,387
Robotics	56,182	42,623	49,850	143,383	96,430
Shallow Water Abandonment [1]	67,401	—	—	67,401	—
Production Facilities	18,448	18,552	17,678	54,420	49,217
Intercompany Eliminations	(13,409)	(11,773)	(11,207)	(36,503)	(36,962)
Total	$272,547	$180,716	$162,612	$585,284	$506,072

Income (Loss) from Operations:
Well Intervention	$(1,304)	$(13,343)	$(22,548)	$(55,610)	$(14,819)
Robotics	11,708	4,936	9,666	22,854	2,257
Shallow Water Abandonment [1]	16,320	—	—	16,320	—
Production Facilities	6,068	5,089	6,045	17,964	16,285
Corporate / Other / Eliminations	(20,566)	(7,013)	(12,139)	(41,255)	(25,550)
Total	$12,226	$(10,331)	$(18,976)	$(39,727)	$(21,827)

1 Shallow Water Abandonment includes the results of Helix Alliance beginning July 1, 2022, the date of acquisition

Segment Results

Well Intervention

Well Intervention revenues increased $37.6 million, or 35%, in the third quarter 2022 compared to the prior quarter.  Our third quarter 2022 revenues increased due primarily to higher vessel utilization and an improvement in rates, offset in part by lower 15K IRS utilization and the impact of weaker foreign currency exchange rates compared to the prior quarter.  Utilization in West Africa increased during the third quarter as the Q7000 recommenced operations following scheduled maintenance in Namibia during the prior quarter.  Utilization in the North Sea continued to improve during the third quarter following a late commencement of seasonal activity during the second quarter.  North Sea operating rate improvements were offset in part by a weaker British pound during the third quarter.  Gulf of Mexico vessel utilization and rates improved during the quarter following scheduled regulatory inspections during the prior quarter, although utilization on our 15K IRS system decreased compared to the prior quarter.  Overall Well Intervention vessel utilization increased to 87% during the third quarter 2022 compared to 67% during the prior quarter.  Well Intervention net loss from operations improved $21.2 million compared to the prior quarter primarily due to higher revenues, offset in part by higher operating costs on increased activity during the third quarter.

Well Intervention revenues increased $12.6 million, or 10%, in the third quarter 2022 compared to the third quarter 2021.  The increase was primarily due to higher utilization and rates in the Gulf of Mexico and the North Sea, offset in part by lower utilization in West Africa, lower rates in Brazil and the impact of weaker foreign currency exchange rates during the third quarter 2022 compared to the third quarter 2021.  Utilization in the Gulf of Mexico improved year over year with fewer idle days in the third quarter 2022, and the North Sea maintained strong utilization during the quarter compared to the prior year, which saw an early seasonal slowdown during the third quarter 2021.  West Africa utilization was lower during the third quarter 2022 as the Q7000 recommenced operations mid-quarter following scheduled maintenance whereas the vessel was fully utilized during the third quarter 2021.  Revenues in Brazil declined year over year primarily due to the Siem Helix 2 under its existing contract at lower rates during the third quarter 2022, whereas the vessel was operating at higher rates during the third quarter 2021.  Overall Well Intervention vessel utilization increased from 72% during the third quarter 2021 to 87% during the third quarter 2022.  Well Intervention net loss from operations improved by $12.0 million in the third quarter 2022 compared to the third quarter 2021 primarily due to higher revenues.

Robotics

Robotics revenues increased $6.3 million, or 13%, in the third quarter 2022 compared to the prior quarter.  The increase in revenues was due to higher vessel, ROV and trenching activities.  Chartered vessel days increased to 376 days compared to 370 days, and vessel utilization increased to 98% compared to 94%, during the third quarter 2022 compared the prior quarter.  Vessel days included 100 spot vessel days during the third quarter 2022 compared to 116 spot vessel days during the prior quarter.  ROV and trencher utilization increased from 53% during the prior quarter to 66% in the third quarter 2022, which included utilization of our boulder grab for seabed clearance operations on the U.S. east coast following its deployment during the quarter.  Trenching days increased to 176 days during the third quarter 2022 on the Grand Canyon III and the Horizon Enabler on both renewable energy and oil and gas trenching projects, compared to 81 days during the prior quarter.  Robotics operating income increased $2.0 million during the third quarter 2022 compared to the prior quarter due to higher revenues, offset in part by higher costs on increased activity during the quarter.

Robotics revenues increased $13.6 million, or 32%, during the third quarter 2022 compared to the third quarter 2021.  The increase in revenues was due to higher vessel, ROV and trenching activities year over year.  Chartered vessel days increased to 376 days during the third quarter 2022 compared to 358 days during the third quarter 2021, and third quarter 2022 vessel utilization remained relatively flat, at 98% compared to 99% during the third quarter 2021.  Vessel days during the third quarter 2022 included 100 spot vessel days compared to 176 spot vessel days during the third quarter 2021.  ROV and trencher utilization increased to 66% in the third quarter 2022 from 43% in the third quarter 2021, and trenching days increased to 176 days during the third quarter 2022 compared to 90 days during the third quarter 2021.  Robotics operating income increased $6.8 million during the third quarter 2022 compared to the third quarter 2021 due to higher revenues, offset in part by higher costs on increased activity year over year.

Shallow Water Abandonment

In the third quarter 2022, Shallow Water Abandonment generated revenues of $67.4 million and income from operations of $16.3 million, which reflected the operating results of Helix Alliance since its acquisition on July 1, 2022.  Overall segment vessel utilization was 80% across 21 vessels and 1,077 days, or 59% of utilization across marketable plug and abandonment (P&A) and coiled tubing systems during the quarter.

Production Facilities

Production Facilities revenues increased $0.8 million, or 4%, in the third quarter 2022 compared to the prior quarter due primarily to oil and gas production from our interest in the Thunder Hawk Field following its acquisition on August 25, 2022.  Production Facilities revenues decreased $0.1 million, or 1%, compared to the third quarter 2021 primarily due to lower oil and gas production.  The Helix Producer I completed its scheduled five-year regulatory dry docking during the third quarter 2022.

Selling, General and Administrative and Other

Selling, General and Administrative

Selling, general and administrative expenses were $23.6 million, or 8.6% of revenue, in the third quarter 2022 compared to $16.0 million, or 9.9% of revenue, in the prior quarter.  The increase during the third quarter was primarily due to higher employee incentive compensation costs and general and administrative costs in our Shallow Water Abandonment segment following the closing of our Alliance acquisition on July 1, 2022.

Acquisition and Integration Costs

Acquisition and integration costs are related to our acquisition of Alliance, which closed on July 1, 2022 and included primarily legal and professional fees as well as costs incurred to integrate Alliance’s operations and systems and to align its financial processes and procedures with those of Helix.

Other Income and Expenses

Other expense, net was $20.3 million in the third quarter 2022 compared to $13.5 million in the prior quarter and is comprised almost entirely of unrealized non-cash foreign currency losses of $19.7 million related to the approximate 8% weakening of the British pound during the third quarter 2022 on U.S. dollar denominated intercompany debt in our U.K. entities.

Cash Flows

Operating cash flows were $24.7 million during the third quarter 2022 compared to $(5.8) million during the prior quarter and $28.7 million during the third quarter 2021.  The improvement in operating cash flows quarter over quarter was primarily due to improvements in operating income during the third quarter 2022 compared to the prior quarter.  The reduction in operating cash flows year over year was primarily due to higher regulatory recertification costs for our vessels and systems and negative changes in working capital during the third quarter 2022 and tax refunds of $12.4 million related to the CARES Act received during the third quarter 2021, offset in part by higher operating income during the third quarter 2022.  Regulatory recertification costs for our vessels and systems, which are included in operating cash flows, were $10.7 million and included the dry docking for the Helix Producer I during the third quarter 2022 compared to $9.3 million during the prior quarter and $0.9 million during the third quarter 2021.

Capital expenditures, which are included in investing cash flows, totaled $2.8 million during the third quarter 2022 compared to $1.6 million during the prior quarter and $0.6 million during the third quarter 2021.  Our net cash flow from investing activities included a cash outflow of $112.6 million (net of acquired cash) for our acquisition of Alliance on July 1, 2022.

Free Cash Flow was $21.8 million in the third quarter 2022 compared to $(7.4) million during the prior quarter and $28.1 million during the third quarter 2021.  The increase in Free Cash Flow quarter over quarter was due primarily to higher operating cash flow, and the decrease in Free Cash Flow year over year was due primarily to lower operating cash flow during the third quarter 2022.  (Free Cash Flow is a non-GAAP measure.  See reconciliation below.)

Financial Condition and Liquidity

Cash and cash equivalents were $162.3 million at September 30, 2022, excluding $2.5 million of restricted cash.  On July 1, 2022, we amended our ABL facility to, among other things, increase the size of the facility from $80 million to $100 million.  Available capacity under our ABL facility at September 30, 2022 was $81.8 million, resulting in total liquidity of $244.1 million.  At September 30, 2022 we had $263.6 million of long-term debt and net debt of $98.8 million.

* * * * *

Conference Call Information

Further details are provided in the presentation for Helix’s quarterly teleconference to review its third quarter 2022 results (see the “For the Investor” page of Helix’s website, www.helixesg.com).  The teleconference, scheduled for Tuesday, October 25, 2022 at 9:00 a.m. Central Time, will be audio webcast live from the “For the Investor” page of Helix’s website.  Investors and other interested parties wishing to participate in the teleconference may join by dialing 1-877-243-4912 for participants in the United States and 1-303-223-0113 for international participants.  The passcode is “Staffeldt.”  A replay of the webcast will be available on the “For the Investor” page of Helix’s website by selecting the “Audio Archives” link beginning approximately two hours after the completion of the event.

About Helix

Helix Energy Solutions Group, Inc., headquartered in Houston, Texas, is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations.  Our services are centered toward and well positioned to facilitate global energy transition by maximizing production of remaining oil and gas reserves, decommissioning end-of-life oil and gas fields, and supporting renewable energy developments.  For more information about Helix, please visit our website at www.helixesg.com.

Non-GAAP Financial Measures

Management evaluates performance and financial condition using certain non-GAAP measures, primarily EBITDA, Adjusted EBITDA, net debt, net debt to book capitalization and Free Cash Flow.  We define EBITDA as earnings before income taxes, net interest expense, gains or losses on extinguishment of long-term debt, gains and losses on equity investments, net other income or expense, and depreciation and amortization expense.  Non-cash impairment losses on goodwill and other long-lived assets are also added back if applicable.  To arrive at our measure of Adjusted EBITDA, we exclude the gain or loss on disposition of assets, acquisition and integration costs, the change in fair value of the contingent consideration and the general provision (release) for current expected credit losses, if any.  Net debt is calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.  Net debt to book capitalization is calculated by dividing net debt by the sum of net debt and shareholders’ equity.  We define Free Cash Flow as cash flows from operating activities less capital expenditures, net of proceeds from sale of assets.

We use EBITDA, Adjusted EBITDA and Free Cash Flow to monitor and facilitate internal evaluation of the performance of our business operations, to facilitate external comparison of our business results to those of others in our industry, to analyze and evaluate financial and strategic planning decisions regarding future investments and acquisitions, to plan and evaluate operating budgets, and in certain cases, to report our results to the holders of our debt as required by our debt covenants.  We believe that our measures of EBITDA, Adjusted EBITDA and Free Cash Flow provide useful information to the public regarding our operating performance and ability to service debt and fund capital expenditures and may help our investors understand and compare our results to other companies that have different financing, capital and tax structures.  Other companies may calculate their measures of EBITDA, Adjusted EBITDA and Free Cash Flow differently from the way we do, which may limit their usefulness as comparative measures. EBITDA, Adjusted EBITDA and Free Cash Flow should not be considered in isolation or as a substitute for, but instead are supplemental to, income from operations, net income, cash flows from operating activities, or other income or cash flow data prepared in accordance with GAAP.  Users of this financial information should consider the types of events and transactions that are excluded from these measures.  See reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any statements regarding the COVID-19 pandemic and oil price volatility and their respective effects and results, our protocols and plans, our current work continuing, the spot market, our ability to identify, effect and integrate acquisitions, joint ventures or other transactions, including the integration of the Alliance acquisition; our spending and cost reduction plans and our ability to manage changes; our strategy; any statements regarding visibility and future utilization; any projections of financial items including projections as to guidance and other outlook information; any statements regarding future operations expenditures; any statements regarding our plans, strategies and objectives for future operations; any statements regarding our ability to enter into, renew and/or perform commercial contracts; any statements concerning developments; any statements regarding our environmental, social and governance (“ESG”) initiatives; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements are subject to a number of known and unknown risks, uncertainties and other factors that could cause results to differ materially from those in the forward-looking statements, including but not limited to the results and effects of the COVID-19 pandemic and actions by governments, customers, suppliers and partners with respect thereto; market conditions; results from acquired properties; demand for our services; the performance of contracts by suppliers, customers and partners; actions by governmental and regulatory authorities; operating hazards and delays, which include delays in delivery, chartering or customer acceptance of assets or terms of their acceptance; our ability to secure and realize backlog; the effectiveness of our ESG initiatives and disclosures; human capital management issues; complexities of global political and economic developments; geologic risks; volatility of oil and gas prices and other risks described from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and in our other filings with the SEC, which are available free of charge on the SEC’s website at www.sec.gov.  We assume no obligation and do not intend to update these forward-looking statements, which speak only as of their respective dates, except as required by law.

HELIX ENERGY SOLUTIONS GROUP, INC.

Comparative Condensed Consolidated Statements of Operations

	Three Months Ended Sep. 30,		Nine Months Ended Sep. 30,
(in thousands, except per share data)	2022	2021	2022	2021

	(unaudited)		(unaudited)

Net revenues	$272,547	$180,716	$585,284	$506,072
Cost of sales	233,332	177,716	566,032	485,318
Gross profit	39,215	3,000	19,252	20,754
Gain (loss) on disposition of assets, net	—	15	—	(631)
Acquisition and integration costs	(762)	—	(2,349)	—
Change in fair value of contingent consideration	(2,664)	—	(2,664)	—
Selling, general and administrative expenses	(23,563)	(13,346)	(53,966)	(41,950)
Income (loss) from operations	12,226	(10,331)	(39,727)	(21,827)
Equity in earnings of investment	78	—	8,262	—
Net interest expense	(4,644)	(5,928)	(14,617)	(17,900)
Loss on extinguishment of long-term debt	—	(124)	—	(124)
Other expense, net	(20,271)	(4,015)	(37,623)	(1,438)
Royalty income and other	348	297	3,286	2,603
Loss before income taxes	(12,263)	(20,101)	(80,419)	(38,686)
Income tax provision (benefit)	6,500	(1,058)	10,074	(2,910)
Net loss	(18,763)	(19,043)	(90,493)	(35,776)
Net loss attributable to redeemable noncontrolling interests	—	—	—	(146)
Net loss attributable to common shareholders	$(18,763)	$(19,043)	$(90,493)	$(35,630)

Loss per share of common stock:
Basic	$(0.12)	$(0.13)	$(0.60)	$(0.24)
Diluted	$(0.12)	$(0.13)	$(0.60)	$(0.24)

Weighted average common shares outstanding:
Basic	151,331	150,088	151,226	150,018
Diluted	151,331	150,088	151,226	150,018

Comparative Condensed Consolidated Balance Sheets

	Sep. 30, 2022	Dec. 31, 2021
(in thousands)	(unaudited)

ASSETS

Current Assets:
Cash and cash equivalents (1)	$162,268	$253,515
Restricted cash (1)	2,506	73,612
Accounts receivable, net	228,043	144,137
Other current assets	83,301	58,274
Total Current Assets	476,118	529,538

Property and equipment, net	1,607,840	1,657,645
Operating lease right-of-use assets	209,351	104,190
Other assets, net	62,188	34,655
Total Assets	$2,355,497	$2,326,028

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$131,898	$87,959
Accrued liabilities	112,321	91,712
Current maturities of long-term debt (1)	38,154	42,873
Current operating lease liabilities	48,102	55,739
Total Current Liabilities	330,475	278,283

Long-term debt (1)	225,427	262,137
Operating lease liabilities	166,916	50,198
Deferred tax liabilities	97,373	86,966
Other non-current liabilities	53,452	975
Shareholders' equity	1,481,854	1,647,469
Total Liabilities and Equity	$2,355,497	$2,326,028

(1)	Net debt of $98,807 as of September 30, 2022. Net debt calculated as long-term debt including current maturities of long-term debt less cash and cash equivalents and restricted cash.

Helix Energy Solutions Group, Inc.

Reconciliation of Non-GAAP Measures

	Three Months Ended			Nine Months Ended
(in thousands, unaudited)	9/30/2022	9/30/2021	6/30/2022	9/30/2022	9/30/2021

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(18,763)	$(19,043)	$(29,699)	$(90,493)	$(35,776)
Adjustments:
Income tax provision (benefit)	6,500	(1,058)	1,434	10,074	(2,910)
Net interest expense	4,644	5,928	4,799	14,617	17,900
Loss on extinguishment of long-term debt	—	124	—	—	124
Other expense, net	20,271	4,015	13,471	37,623	1,438
Depreciation and amortization	35,944	36,719	33,158	102,590	106,226
Gain on equity investment	(78)	—	(8,184)	(8,262)	—
EBITDA	48,518	26,685	14,979	66,149	87,002
Adjustments:
(Gain) loss on disposition of assets, net	—	(15)	—	—	631
Acquisition and integration costs	762	—	1,587	2,349	—
Change in fair value of contingent consideration	2,664	—	—	2,664	—
General provision (release) for current expected credit losses	624	(138)	193	691	(121)
Adjusted EBITDA	$52,568	$26,532	$16,759	$71,853	$87,512

Free Cash Flow:
Cash flows from operating activities	$24,650	$28,712	$(5,841)	$1,396	$121,252
Less: Capital expenditures, net of proceeds from sale of assets	(2,803)	(574)	(1,564)	(4,990)	(7,335)
Free Cash Flow	$21,847	$28,138	$(7,405)	$(3,594)	$113,917